EXHIBIT 99.1

Establishment Labs Announces Appointment of Lisa Gersh to Board of Directors

NEW YORK, N.Y., June 6, 2019 (GLOBE NEWSWIRE) – Establishment Labs Holdings Inc. (NASDAQ: ESTA), a medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, today announced the appointment of Lisa Gersh to its Board of Directors, effective immediately.
"We are very pleased to welcome Lisa to the Board of Establishment Labs. Lisa’s experience serving as Chief Executive Officer and Board member of several public companies complements our current Board and Management team’s skillset and will be invaluable moving forward,” said Juan José Chacón-Quirós, CEO of Establishment Labs. "We are delighted that she is bringing her insight and acumen to our Board as we continue executing on our strategy of bringing our Motiva Implants to more women worldwide."

In her most recent role, Ms. Gersh served as the Chief Executive Officer of Alexander Wang (a global fashion brand) from October 2017 to October 2018. Previously, she served as the Chief Executive Officer of Goop, Inc. (a lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016. Prior to Goop, Inc., she served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (an integrated media and merchandising company) from 2012 to 2013. Ms. Gersh has also served as a director of Hasbro, Inc. since 2010.

About Establishment Labs
Establishment Labs Holdings Inc. (NASDAQ: ESTA) is a global medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, by designing, developing, manufacturing and marketing an innovative portfolio of silicone gel-filled breast implants, branded as Motiva Implants®, the centerpiece of the MotivaImagine® platform. Motiva Implants® are produced at our two manufacturing sites that are compliant with ISO13485:2016, FDA 21 CFR 820 under the MDSAP program, and are currently commercially available in over 70 countries through exclusive distributors or the Company’s direct salesforce. In March 2018, Establishment Labs received approval for an investigational device exemption (IDE) from the FDA and initiated the Motiva Implant® clinical trial in the United States in April 2018. In addition to Motiva Implants®, Establishment Labs’ product and technologies portfolio includes the Divina® 3D Simulation System, MotivaImagine® Centers and other products and services. Please visit the website for additional information: www.establishmentlabs.com.

Investor Relations Contact
Kaitlyn Rawlett
Weber Shandwick
krawlett@webershandwick.com